ATTACHMENTS FOR N-SAR SUB-ITEM 77C
08-31-04 FYE FUNDS FOR THE SEMI-ANNUAL PERIOD ENDED 2-28-05


Undiscovered Managers Funds (the Trust)

On January 20, 2005, Special Meetings of the shareholders of Undiscovered Managers Behavioral Growth Fund,
Undiscovered Managers Behavioral Value Fund,
Undiscovered Managers REIT Fund and
Undiscovered Managers Small Cap Growth Fund,
(the Funds) all series of the Trust were held.
Shareholders of the Funds voted to elect a new Board of Trustees. With respect to William J Armstrong, there were 28,999,018 affirmative votes and 341,963 negative votes.
With respect to Roland E Eppley, Jr., there were
29,002,689 affirmative votes and 338,292 negative votes.
With respect to John F. Finn, there were 28,731,645 affirmative votes and 609,335 negative votes.
With respect to Dr. Matthew Goldstein, there were 28,984,001 affirmative votes and 356,980 negative votes.
With respect to Robert J. Higgins, there were 28,993,456 affirmative votes and 347,525 negative votes.
With respect to Peter C. Marshall, there were 28,730,290 affirmative votes and 610,578 negative votes.
With respect to Marilyn McCoy, there were 28,725,264 affirmative votes and 615,717 negative votes.
With respect to William G. Morton, Jr., there were 28,996,695 affirmative votes and 344,286 negative votes.
With respect to Robert A. Oden, Jr., there were 28,726,407 affirmative votes and 614,574 negative votes.
With respect to Fergus Reid, III, there were 28,993,721 affirmative votes and 347,260 negative votes.
With respect to Frederick W. Ruebeck, there were 28,732,195 affirmative votes and 608,787 negative votes.
With respect to James J. Schonbachler, there were 28,996,976 affirmative votes and 344,005 negative votes.
With respect to Leonard M. Spalding, Jr., there were 28,994,091 affirmative votes and 346,890 negative votes.